UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 8, 2010

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO     63141

(Address of Principal Executive Offices)                         (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry Into a Material Definitive Agreement.

On October 8, 2010, Energizer Holdings, Inc., a Missouri corporation (the "Company"), entered into an Asset Purchase Agreement (the "Agreement") with American Safety Razor, LLC, a Delaware limited liability company ("ASR"), under which the Company agreed to purchase substantially all of the assets of ASR, including the assets of its U.S. subsidiaries and the stock of its non-U.S. subsidiaries, and to assume substantially all of the liabilities of ASR and its U.S. subsidiaries, for a stated cash purchase price of Three Hundred One Million Dollars ($301,000,000).

    ASR and its U.S. subsidiaries had previously filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").  On October 8, 2010, the Bankruptcy Court conducted an auction for the assets of ASR under Section 363 of the Bankruptcy Code.  At the auction, the Company's offer was determined to be the highest and best offer and the Bankruptcy Court approved the Company as the winning bidder.  Pursuant to the Agreement, the Company made a $30,000,000 deposit with the Bankruptcy Court to be credited towards the purchase price, or upon termination of the Agreement, $22,500,000 of the deposit would either be returned to the Company or be released to ASR if termination of the Agreement is due to the Company's material breach, and $7,500,000 of the deposit would be returned to the Company or released to ASR to the extent there is any damage to the bankruptcy estate caused by the Company's failure to close by certain dates, including an outside date of November 23, 2010.  The asset purchase transaction is subject to fulfillment or waiver of certain conditions to closing, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.1 and incorporated herein by reference.

    The Agreement has been included to provide investors and shareholders with information regarding its terms. It is not intended to provide any factual, business or operational information about the Company or ASR. The Agreement contains representations and warranties that the parties to the Agreement made solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that ASR provided to the Company in connection with execution of the Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Moreover, the representations and warranties in the Agreement (i) are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, (ii) in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts and (iii) were only made as of the date of the Agreement and are modified in important part by the underlying disclosure schedules. Accordingly, investors and shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01. Regulation FD Disclosure.

    On October 8, 2010, the Company issued a press release (the “Press Release”) announcing that it was the winning bidder for American Safety Razor Company, LLC.  A copy of the Press Release is being filed as exhibit 99.1 hereto, and the statements contained therein are incorporated by reference herein.

    The information in this Item 7.01 of the current Report on Form 8-K and exhibit 99.1 attached hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits.
     See Exhibit Index.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: October 13, 2010

EXHIBIT INDEX

Exhibit No.

2.i
Asset Purchase Agreement dated as of October 8, 2010, by and between American Safety Razor, LLC, a Delaware limited liability company, and Energizer Holdings, Inc., a Missouri corporation (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished supplementally to the SEC upon request).

99.i	Press Release issued October 8, 2010 announcing the acquisition of American Safety Razor.